NEWS RELEASE

Contact:
Alliance HealthCare Services
Richard W. Johns
Executive Vice President
General Counsel
(949) 242-5505
and
Howard K. Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5334

ALLIANCE HEALTHCARE SERVICES ANNOUNCES EXECUTIVE DEPARTURE

NEWPORT BEACH, CA-May 2, 2014 - Alliance HealthCare Services, Inc. (NASDAQ:AIQ), a leading national provider of radiology and radiation therapy services, today announced that Mike Shea has stepped down from his position as Chief Operating Officer ("COO"), effective April 30, 2014, and informed the Company of his decision to retire. After his departure, the Company’s senior leadership team will carry out Mr. Shea’s former duties and responsibilities, and the Company has no immediate plans to replace the COO role.

Chief Executive Officer Percy C. “Tom” Tomlinson said, “On behalf of the entire Alliance team, I want to thank Mike for all of his valuable operating leadership during the last two years which represented the turnaround phase of our journey. The whole team at Alliance wishes Mike all the best in the future. As we move forward with the current Transition phase of our strategic plan, and then on toward the Traction phase, we will look to add a Chief Development Officer to the executive team. This growth-oriented role will be critical as we continue to transform the company and return to profitable growth through alignment with hospitals and health systems.”

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of outsourced radiology and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With approximately 1,800 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 491 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 125 locations across the country. Alliance also operates 28 radiation therapy centers, including 17 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 17 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.